Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NANOPHASE TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-22333	36-3687863
(State or Other Jurisdiction of Incorporation or Organization)	(SEC File Number)	(I.R.S. Employer Identification Number)

1319 Marquette Drive

Romeoville, Illinois 60446

(Address of Principal Executive Offices) (Zip Code)

NANOPHASE TECHNOLOGIES CORPORATION

2004 EQUITY COMPENSATION PLAN

(Full title of the plan)

JOSEPH E. CROSS, CHIEF EXECUTIVE OFFICER

NANOPHASE TECHNOLOGIES CORPORATION

1319 Marquette Drive

Romeoville, Illinois 60446

(Name and address of agent for service)

(630) 771-6708

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock ($.01 par value)	959,500	$5.25	$5.25	$638.24

(1)	In addition, pursuant to Rule 416(c), under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered pursuant to the employee benefit plan described herein.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices reported on the Nasdaq Stock Market for the Registrant’s Common Stock on September 27, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Information required by Item 1 is included in documents sent or given to participants in the Nanophase Technologies Corporation 2004 Equity Compensation Plan (the “Plan”) pursuant to rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.	Registration Information and Employee Plan Annual Information.

Information required by Item 2 is included in documents sent or given to participants in the Plan pursuant to rule 428(b)(1) promulgated by the Commission under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation Of Documents By Reference.

The following documents previously filed by Nanophase Technologies Corporation (the “Company”) with the Commission are incorporated by reference in this Registration Statement:

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2003;

(b) the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

(c) all other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Company’s Annual Report described in (a) above;

(d) the description of the Company’s common stock contained in the Company’s registration of securities on Form 8-A filed with the Commission on October 10, 1997, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and shall be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document all or part of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description Of Securities.

Not Applicable. References in this Registration Statement to the Company’s common stock include the associated preferred stock purchase rights under the Company’s 1998 Rights Agreement, as amended.

Item 5.	Interests Of Named Experts And Counsel.

Not Applicable.

Item 6.	Indemnification Of Officers And Directors.

Under Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner he or she reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

The Company’s certificate of incorporation provides that to the fullest extent permitted by Delaware law, it shall indemnify and advance indemnification expenses to all of its directors and officers. In addition, the certificate of incorporation provides that to the fullest extent permitted by Delaware law, a director shall not be liable to the Company or its stockholders for breach of fiduciary duty as a director.

The Company has entered into indemnification agreements with each director providing for indemnification to the fullest extent permitted by Delaware law and maintains directors and officers liability insurance.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4	Nanophase Technologies Corporation 2004 Equity Compensation Plan.

5	Opinion of Wildman, Harrold, Allen & Dixon LLP.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Wildman, Harrold, Allen & Dixon LLP (included in Exhibit 5).

24	Power of Attorney (included in the signature page of the Registration Statement).

Item 9.	Undertakings.

a. The Company hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

b. The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. The Company hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

d. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

e. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware Corporation Law, the Certificate of Incorporation of the Company and the By-Laws of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on October 1, 2004.

NANOPHASE TECHNOLOGIES CORPORATION

By:	/s/ Joseph E. Cross
Joseph E. Cross President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Joseph E. Cross and Jess Jankowski, or either of them, as his attorney-in-fact and agents, with full power of substitution for him and in his name, place and stead, in any and all capacities (including without limitation, as Director and/or principal Executive Officer, principal Financial Officer, principal Accounting Officer or any other officer of the Company), to sign and execute this Registration Statement on Form S-8 and any amendment or amendments, including post-effective amendments thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform any and all acts and things requisite and necessary to be done, and hereby ratifying and confirming all that said attorney-in-fact and agent may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on October 1, 2004.

Signature		Title

By:	/s/ Joseph E. Cross Joseph E. Cross	President, Chief Executive Officer and a Director

By:	/s/ Jess Jankowski Jess Jankowski	Chief Financial Officer, Vice President and Corporate Controller (Principal Accounting and Financial Officer)

By:	/s/ Donald S. Perkins Donald S. Perkins	Chairman of the Board and Director

By:	/s/ James Henderson James Henderson	Director

By:	/s/ Jerry Pearlman Jerry Pearlman	Director

By:	/s/ James A. McClung James A. McClung	Director

By:	Richard W. Siegel	Director

By:	/s/ R. Janet Whitmore R. Janet Whitmore	Director

EXHIBIT INDEX

Exhibit No.	Description

4	Nanophase Technologies Corporation 2004 Equity Compensation Plan.

5	Opinion of Wildman, Harrold, Allen & Dixon LLP.

23.1	Consent of McGladrey & Pullen, LLP.

23.2	Consent of Wildman, Harrold, Allen & Dixon LLP (included in Exhibit 5).

24	Power of Attorney (included in the signature page of the Registration Statement).